EXE TECHNOLOGIES, INC.

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

             This First Amendment to Amended and Restated Employment Agreement (this “Amendment”) is dated this 25th day of June, 2001 by and between Mark R. Weaser (the “Employee”) and EXE Technologies, Inc. (the “Company”) and amends that certain Amended and Restated Employment Agreement dated as of October 18, 2000 (the “Agreement”) between the Employee and the Company.

             WHEREAS, the parties desire to amend the Agreement to reflect certain changes, in accordance with the terms and conditions set forth below.

             NOW, THEREFORE, in consideration of the mutual covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

             1.          Definitions.  All capitalized terms used in this Amendment shall have the same meaning as those contained in the Agreement unless otherwise defined herein.

             2.          Section 4.6.  A new Section 4.6 is hereby added as follows:

4.6.       Loan.  The Company shall loan the Employee Two Hundred Thousand Dollars ($200,000.00) (the “Loan”), evidenced by a promissory note substantially in the form attached hereto as Schedule F.  The Loan shall become due and payable in full upon the fourth anniversary of the Loan and interest shall be payable annually at a rate of eight and one half percent (8.5%); provided, however, that notwithstanding any other provisions of this Agreement to the contrary, in the event that the Employee’s employment with the Company is terminated due to death or Disability (as hereinafter defined) or by the Company without cause, then the unpaid amount thereof shall be forgiven by the Company. As security for the Loan, the Employee shall enter into a Stock Pledge Agreement in the form attached as Schedule G hereto pursuant to which the Employee shall pledge to the Company 33,333 shares of the Common Stock of the Company.  The Loan is being made to facilitate the Employee’s other financial commitments and not to purchase any additional capital stock of the Company.

             3.          Section 8.6.  A new Section 8.6 is hereby added as follows:

8.6        Loan Forgiveness.  In the event of a termination of the Employee’s employment due to death or Disability or by the Company without cause, then the outstanding amounts of the Loan will be forgiven, in addition to the Employee receiving the consideration set forth in Sections 8.1(b), 8.2, 8.4(b) and 8.5 hereof, as appropriate.

             4.          Miscellaneous.  The Agreement shall remain in full force and effect, subject only to the changes herein specified.  The Agreement, as modified by this Amendment, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes any prior understandings and/or written or oral agreements between them.  All references to the Agreement in any other documents shall mean the Agreement as amended hereby and from time to time hereafter in writing.  This Amendment shall be governed by the laws of the State of Texas, without regard to the principles of conflicts of laws of any jurisdiction.

             IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

EMPLOYEE:	EXE TECHNOLOGIES, INC.

/s/ Mark Weaser	By:	/s/ Christopher F. Wright
Mark R. Weaser
	Title:	SVP – Administration